Exhibit 99.1

Fractyl Health Appoints Lara Smith Weber as Chief Financial Officer to Support Commercial-Stage Preparedness

BURLINGTON, Mass., Jan. 6, 2026 (GLOBE NEWSWIRE) – Fractyl Health, Inc. (Nasdaq: GUTS) (the “Company” or “Fractyl”), a metabolic therapeutics company focused on pattern-breaking approaches that treat root causes of obesity and type 2 diabetes (“T2D”), today announced the appointment of Lara Smith Weber as Chief Financial Officer, effective January 12, 2026. Ms. Smith Weber will oversee finance, accounting, and investor relations; and will serve as a key strategic partner to the Company’s executive leadership team and Board of Directors.

Ms. Smith Weber brings more than 20 years of financial leadership experience across medtech, biotech, and other growth-oriented industries. She has a strong track record of building disciplined financial organizations, supporting transitions into commercial-stage operations, and guiding companies through periods of operational scale with increasing regulatory and public-market complexity.

“Fractyl is entering a stage where disciplined execution and commercial preparedness become increasingly important,” said Harith Rajagopalan, M.D., Ph.D., Co-Founder and Chief Executive Officer of Fractyl. “Lara’s experience building financial and operating discipline in growth-stage healthcare companies makes her well-suited to support the Company as we advance through pivotal development and prepare for commercial execution and scale.”

Most recently, Ms. Smith Weber served as Chief Financial Officer of Inari, where she completed multiple financings, strengthened the company’s capital structure, and built financial systems and processes to support a growing organization. Previously, she was Chief Financial Officer of ONWARD Medical, a publicly traded medtech company listed on Euronext. Earlier in her career, Ms. Smith Weber served as U.S. Chief Financial Officer and Head of Commercial Finance at MorphoSys, where she played a key role in preparing the organization for and operating as a commercial-stage company.

“Fractyl is at a pivotal moment as the Company works to redefine what is possible in the treatment of metabolic disease,” said Ms. Smith Weber. “The opportunity to move beyond chronic management toward durable remission represents a meaningful shift for patients and for the healthcare system. I’m excited to join the team as Fractyl advances its clinical programs and prepares for the operational and financial scale needed to support commercialization, with a focus on disciplined capital allocation and long-term value creation.”

After ten years with the Company, Lisa Davidson has resigned as Fractyl’s Chief Financial Officer effective as of December 31, 2025. During her tenure, Ms. Davidson played a central role in guiding Fractyl through key periods of growth, including its initial public offering, strengthening financial and operating disciplines, and supporting the buildout and scaling of the Company’s facilities and infrastructure.

Ms. Davidson will provide consulting services to the Company during this transition.

“Lisa has been a steady and trusted partner to me and to the leadership team,” said Dr. Rajagopalan. “Her rigor, integrity, and thoughtful leadership have helped position Fractyl for its next phase, and we are grateful for her many contributions to the organization.”

About Fractyl Health

Fractyl Health is a metabolic therapeutics company focused on pioneering new approaches to the treatment of metabolic diseases, including obesity and T2D. Despite advances in treatment over the last 50 years, obesity and T2D continue to be rapidly growing drivers of morbidity and mortality in the 21st century. Fractyl’s goal is to transform metabolic disease treatment from chronic symptomatic management to durable disease-modifying therapies that target the organ-level root causes of disease.

The Company has a robust and growing IP portfolio, with 35 granted U.S. patents and approximately 45 pending U.S. applications, along with numerous foreign issued patents and pending applications. Fractyl is based in Burlington, MA. For more information, visit www.fractyl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s executive leadership transition, including the anticipated contributions of the Company’s new Chief Financial Officer. These forward-looking statements are based on management’s current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially, including the Company’s ability to effect an orderly leadership transition and execute its strategic objectives. Additional risks and uncertainties are discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2025, and in our other filings with the SEC. These forward-looking statements are based on management’s current estimates and expectations. While the Company may elect to update such forward-looking statements at some point in the future, the Company disclaims any obligation to do so, even if subsequent events cause its views to change.

Contact

Brian Luque, Head of Investor Relations and Corporate Development

IR@fractyl.com, 951.206.1200